Exhibit 99.1

Koil Energy Solutions, Inc. Announces First Quarter 2023 Results

Houston, TX – May 11, 2023 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“Koil Energy” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the quarter ended March 31, 2023.

Koil Energy at a Glance:

Share Price†:	$0.65	Cash*:	$1.5M
52-Week Range†:	$0.42 - $0.80	Book Value*:	$7.0M
Shares Out.†:	11.9M	Price / Book Value:	1.1x
Market Cap†:	$7.7M	TTM Revenue:	$13.1M
*As of 03/31/23; †As of 05/10/23

Charles Njuguna, Koil Energy’s CEO, commented, “Our top-line results for the first quarter of 2023 are reflective of the positive trends in offshore activity that we are currently experiencing. We remain constructive on our outlook on the energy markets for 2023 and beyond and believe that we are currently in the midst of a ramp up in offshore investment. Participation in this upcycle is essential for our business to achieve a sustained level of growth, so we have been busy with building and maintaining relationships to strengthen our customer base. We are committed to engaging with our customers on a deeper level to better understand their offshore needs, and these efforts have instigated an increased level of bidding requests from our customers. As a result, our project backlog has increased approximately ten percent when compared to this time last year.

“After successfully transitioning the Company’s operations to our newly leased premises in the fourth quarter of 2022, we are excited that our new headquarters will enrich our team’s ability to further support the needs of our clients as well as allow us to expand our core competencies beyond our traditional core products and services.

“As we focus on the growth of our business, managing cash flow and preserving liquidity remains of critical importance. Bidding and project activity remain strong, and we are confident our streamlined operations and continued focus on our core strengths will enable us to be the primary choice for our customers. We also remain cautiously optimistic that we are positioned for further success in the renewable energy segments as the opportunities continue to build.”

Operating Results

Koil Energy’s revenues for the three months ended March 31, 2023 (“Q1 2023”) increased 3 percent to $3.7 million compared to $3.6 million for the three months ended March 31, 2022 (“Q1 2022”), primarily due to heightened offshore project activity led by customer demand for our support services and rental solutions.

Gross profit for Q1 2023 was $1.6 million, or 44 percent of revenues, compared to Q1 2022 gross profit of $1.4 million, or 39 percent of revenues. The increase in gross profit percentage was due to higher revenues and lower rent expenses for the three months ended March 31, 2023.

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Operating expenses were $1.7 million, or 47 percent of revenues, in Q1 2023 compared to $1.7 million, or 48 percent of revenues, in Q1 2022. Comparatively, there was a slight increase in operating expenses during Q1 2023, which was mainly driven by increased research & development costs.

Due to the factors discussed above, Koil Energy reported a Q1 2023 net loss of $97 thousand, or a $0.01 loss per diluted share, compared to a Q1 2022 net loss of $264 thousand, or $0.02 per diluted share. Per share results for Q1 2023 and Q1 2022 are based on 11.89 million and 12.16 million weighted average shares outstanding, respectively.

Koil Energy reported a modified EBITDA of $90 thousand in Q1 2023 compared to a negative modified EBITDA of $57 thousand in Q1 2022. The comparative increase in modified EBITDA was primarily due to the increase in support services revenues and decrease in cost of sales during Q1 2023 as compared to Q1 2022.

Financial Strength

At March 31, 2023, Koil Energy had working capital of $3.9 million, which includes cash of $1.5 million and net receivables of $4.3 million. Total shareholders’ equity was $7.0 million, or approximately $0.59 per common share. Given the Company’s current capital structure, Koil Energy remains in a strong financial position for continued growth.

Conference Call

Koil Energy will not be hosting an investor conference call to review its first quarter 2023 results.

About Koil Energy Solutions, Inc. (www.koilenergy.com)

Koil Energy is a leading energy services company that provides equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Koil Energy's highly experienced professionals can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
	2023	2022
	(In thousands, except per share amounts)
Revenues	$3,724	$3,601
Cost of sales	2,081	2,187
Gross profit	1,643	1,414
Total operating expenses	1,738	1,726
Operating loss	(95)	(312)
Total other (income) expense	1	(53)
Loss before income tax expense	(96)	(259)
Income tax expense	1	5
Net loss	$(97)	$(264)
Net loss per share, basic and diluted	$(0.01)	$(0.02)
Weighted-average shares outstanding, basic and diluted	11,888	12,157

Comparative Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
	(In thousands)
Assets:
Cash	$1,519	$2,353
Other current assets	5,865	4,532
PP&E, net	3,232	3,305
Other non-current assets	6,326	6,425
Total assets	$16,942	$16,615

Liabilities:
Current liabilities	3,501	2,989
Other long-term liabilities	6,406	6,518
Total liabilities	9,907	9,507
Stockholders' equity	7,035	7,108
Total liabilities and stockholders' equity	$16,942	$16,615

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KOIL ENERGY, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Net loss	$(97)	$(264)
Add: Interest expense, net	2	3
Add: Income tax expense	1	5
Add: Depreciation and amortization	152	196
Add: Share-based compensation	24	57
Deduct: Gain on sale of asset	(1)	(54)
Add: Relocation costs	9	–

Modified EBITDA (loss)	$90	$(57)

Cash flow data:

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Cash provided by (used in):
Operating activities	$(674)	$(477)
Investing activities	(78)	(347)
Financing activities	(82)	(150)
Change in cash	$(834)	$(974)

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